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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Pfizer Inc.:

          We consent to the incorporation by reference in the Registration Statementon Form S-3 of Pfizer Inc., dated October 30, 2002, of our report dated February 28, 2002, with respect to the consolidated balance sheets of Pfizer Inc. and Subsidiary companies as of December 31, 2001 and 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Pfizer Inc. filed March 28, 2002, and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG LLP

New York, NY
October 30, 2002